Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Announces

Gas Discovery in First Utica Shale Well on Stalder Pad

Current Peak Rate Production of 32.5 MMCF per Day

HOUSTON, Texas – (Marketwire) – February 14, 2014 – Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC, MHR.PRD and MHR.PRE) (“Magnum Hunter” or the “Company”) announced today that the Company’s first dry gas Utica Shale well, the Stalder #3UH located on the Stalder Pad (18 potential wells) in Monroe County, Ohio, was placed on production earlier this week and has recently tested at a peak rate of 32.5 MMCF of natural gas per day on an adjustable rate choke with 4,300 psi FCP. The well is still producing significant amounts of frac water at a current rate of 1,400 Bbls/d. The well is continuing to clean up, and the Company believes that the actual gas sales rate will likely increase further over the next several days as this water production declines. The Stalder #3UH well was drilled and cased to a true vertical depth of 10,653 feet with a 5,050 foot horizontal lateral, and successfully fraced with 20 stages. Triad Hunter, LLC, a wholly-owned subsidiary of the Company, is the operator with a 47% working interest. Other non-operated partners include Eclipse Resources, Statoil and Northwood Energy Corporation.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “Our first well on the Stalder Pad is the most eastern well and one of the most southern wells drilled to-date in the entire Utica Play of Ohio. The well’s production is almost pure methane (97%) and therefore there is no need for processing, making it pipeline quality product. The benefit of owning the majority interest of our midstream division is that this well went directly through our gathering system to sales earlier this week. Therefore, we did not require any third-party to build a pipeline to this location. We are looking forward to drilling our first Utica well just across the Ohio River in West Virginia. We have a four well pad called the Stewart Winland, located in Tyler County, West Virginia, where we own 100% (87% NRI) of the working interest. We have already drilled one Marcellus well, are currently drilling the lateral of the second Marcellus well and after drilling the third Marcellus well on this pad later this month, our drilling rig will literally “walk” to the Utica location on this pad and commence drilling sometime in March, depending upon weather conditions. This new Utica well should geologically be deeper and higher pressure than the Stalder well. Our Eureka Hunter Gathering Pipeline is already present at that location so all four of these new wells will go directly to pipeline sales upon completion.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas-based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the States of West Virginia, Ohio, Kentucky, and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale, and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•	annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;
•	the most recent version of the Company’s Investor Presentation slide deck;
•	announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;
•	press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•	corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Cham King

AVP, Investor Relations

ir@magnumhunterresources.com

832-203-4560